SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[  ]  Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[  ]  Definitive Additional materials
[  ]  Soliciting Material Pursuant to Sect. 240.14a-11(c) or Sect. 240.14a-12

       PLM International, Inc.
               (Name of Registrant as Specified in its Charter)

Stephen Peary, Senior Vice President, Secretary and General Counsel of the Registrant
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6-(i)(1), or
      14a-6(j)(2).
[  ]  $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(j)(2).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4)   Proposed maximum aggregate value to transaction:


      Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

      2)    Form, Schedule or Registration Statement No.:

      3)    Filing Party:

      4)    Date Filed:

                        April 26, 1994


Dear Stockholder:

      It is with great pleasure that the Directors and I invite you to attend the Annual Meeting of Stockholders of PLM International, Inc. which will be held at 1:00 p.m. on Thursday, May 26, 1994 at the A.P. Giannini Auditorium, Concourse Level, 555 California Street, San Francisco, California.

      At the meeting, the stockholders will elect two directors and transact such other business as may properly come before the meeting. The Notice of Annual Meeting of Stockholders and Proxy
Statement accompanying this letter describe the business to be transacted at the meeting.

      WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ORDER THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE MEETING. The vote of every stockholder is important and your cooperation in promptly returning your executed proxy will be appreciated. Each proxy is revocable and will not affect your right to vote in person in the event that you attend the meeting. Thank you for your continued support.


                        Very truly yours,


                        /s/ J. Alec Merriam
                        J. ALEC MERRIAM
                        Chairman of the Board

                            PLM INTERNATIONAL, INC.

                                  One Market
                        Steuart Street Tower, Suite 900
                        San Francisco, California 94105

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 May 26, 1994

      The Annual Meeting of Stockholders of PLM International, Inc. will be held on Thursday, May 26, 1994 at 1:00 p.m. (Pacific Time) in the A.P. Giannini Auditorium, Concourse Level, 555 California Street, San Francisco, California for the following purposes:

      1.    To elect two Class I directors of PLM International, Inc.

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record on April 14, 1994 shall be entitled to notice of, and to vote at, the Annual Meeting.

                  By Order of the Board of Directors


                  /s/ Stephen Peary
                  STEPHEN PEARY
                  Senior Vice President, Secretary
                  and General Counsel

April 26, 1994
San Francisco, California




      YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON BY COMPLETING A BALLOT OR PROXY AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

                           PLM INTERNATIONAL, INC.
                               PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS

                                 May 26, 1994

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of PLM International, Inc. ("PLM International" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at 1:00 p.m. on Thursday, May 26, 1994, at the A.P. Giannini Auditorium, Concourse Level, 555 California Street, San Francisco, California, or any adjournment thereof (the "Annual Meeting").

      The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about April 26, 1994. The costs of this proxy solicitation will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone, telegraph and advertisements. Proxies are expected to be solicited by directors, officers and regular employees of the Company. The directors, officers and employees who assist in the solicitation will not receive any additional compensation for such services and will perform such services in addition to their usual duties. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies from brokers, nominees and individuals. MacKenzie Partners, Inc.'s estimated fee for this service is $5,000. Brokers and other nominees who hold stock of the Company will be asked to contact the beneficial owners of the shares which they hold.


VOTING OF PROXIES

      All shares represented by proxies received, properly dated and executed, and not revoked will be voted in accordance with instructions, if any, given therein. If no instructions are given, the proxy will be voted IN FAVOR of the election of the Company's nominees for director.

      A stockholder submitting a proxy may revoke it at any time before it is voted at the Annual Meeting by notifying the Secretary of the Company in writing of such revocation, by properly executing a later-dated proxy, or by voting in person at the Annual Meeting.

OUTSTANDING VOTING SECURITIES

      Stockholders of record on April 14, 1994, or their proxies, are entitled to vote at the Annual Meeting. On such date, the outstanding voting stock of the Company consisted of 10,486,782 shares of the Common Stock and 4,916,301 shares of Series A Cumulative Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"). Each share of Common Stock and Preferred Stock will be entitled to one vote per share, voting together, on each matter to be voted at the Annual Meeting. There is no provision in the Certificate of Incorporation of the Company permitting cumulative voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows the beneficial ownership of shares of the Company's Common Stock and Preferred Stock by each stockholder known to be the beneficial owner of more than 5% of either of the outstanding Common Stock or Preferred Stock as of the date of this Proxy Statement.

                                                                  Number of
                                                                  Shares of
                        Name and Address of                       Common
Title of Class          Beneficial Owner                          Stock

Common Stock            Transcisco Industries, Inc.<F2>           3,367,367
                          555 California St.
                          San Francisco, CA 94111



Preferred Stock         State Street Bank and Trust               4,916,301
                          Company, as Trustee for the PLM         <F4>
                          International, Inc. Employee
                          Stock Ownership Plan Trust
                          200 North Ave.
                          North Quincy, MA 02171


                                          Number of
                        Percent of        Shares of               Percent of
                        Common            Preferred               Preferred
Title of Class          Stock<F1>         Stock                   Stock

Common Stock            31.5<F3>          0                       0


Preferred Stock         32.0<F5>          4,916,301<F4>           100



<F1>  Computed on the basis of 10,486,782 shares of Common Stock outstanding plus, in the case of any person deemed to own shares of Common Stock as a result of owning options to purchase such securities exercisable within 60 days or Preferred Stock presently convertible into shares of Common Stock by the record owner, the additional shares of Common Stock which would be outstanding upon such exercise, purchase or conversion by such person. For a discussion of the voting and investment powers in respect to shares of Preferred Stock, including the voting of allocated and unallocated shares, see the description of the PLM International, Inc. Employee Stock Ownership Plan (the "ESOP") starting on page 17 of this Proxy Statement.

<F2>  In July 1991, Transcisco Industries, Inc. ("Transcisco") filed a petition for reorganization in the United States Bankruptcy
Court. On October 20, 1993, the Bankruptcy Court issued an order confirming a joint plan of reorganization (the "Plan") in Transcisco's Chapter 11 bankruptcy case. Under the Plan, in consideration for a release by Transcisco's bondholders of all claims against Transcisco, Transcisco will transfer to Securities Holdings, L.P., a California limited partnership that will act as the bondholder's representative, the 3,367,367 shares of Company Common Stock and a $5 million subordinated note from the Company (the "PLMI Note"). Transcisco will retain a 40% interest in the PLMI Note. As of the date of this Proxy Statement, the foregoing transactions had not been completed. On April 26, 1993, as amended on November 8, 1993, the Official Unsecured Bondholders' Committee of Transcisco reported beneficial ownership of these same shares.

<F3>  The percentage of the aggregate number of shares of Common
Stock owned by Transcisco, assuming conversion of the shares of Preferred Stock into Common Stock, would be 21.9%.

<F4>  Represents all shares of Preferred Stock, including 1,312,487 shares which have been allocated to accounts of participants in the ESOP, as well as 3,603,814 unallocated shares.

<F5>  The shares of Preferred Stock are immediately convertible by the Trustee under the ESOP into an equal number of shares of Common Stock. In addition, shares of Common Stock and Preferred Stock vote together at the Annual Meeting. Therefore, shares of Preferred Stock are computed here as a percentage of the aggregate number of shares of Common Stock, assuming such conversion.


      The following table shows the amount and percent of the Company's outstanding Common Stock and Preferred Stock beneficially owned by each of its directors and named executive officers and all directors and executive officers as a group as of the date of this Proxy Statement.

                                      Shares of            Percent of
                                      Common               Common
Name of Beneficial Owner              Stock<F1>            Stock<F1>
Allen V. Hirsch<F3>..........         119,000              1%
Walter E. Hoadley<F4>........          21,000              *
J. Alec Merriam<F5>...........         70,500              *
Robert L. Pagel<F6>...........         20,000              *
Robert N. Tidball<F7>.........        137,000              1%
Stephen M. Bess<F8>..........          20,000              *
Douglas P. Goodrich<F9>......          20,000              *
Stephen Peary<F10>...........          31,200              *
All directors and executive officers
   as a group (13 people)<F11>        501,700              5%

                                      Number of
                                      Shares of            Percent of
                                      Preferred            Preferred
Name of Beneficial Owner              Stock<F2>            Stock<F2>
Allen V. Hirsch<F3>                   38,452               *
Walter E. Hoadley<F4>                 ---                  ---
J. Alec Merriam<F5>                   ---                  ---
Robert L. Pagel<F6>                   ---                  ---
Robert N. Tidball<F7>                 44,879               *
Stephen M. Bess<F8>                   24,555               *
Douglas P. Goodrich<F9>               25,733               *
Stephen Peary<F10>                    27,505               *
All directors and executive
  officers as a group
  (13 people)<F11>                    278,499              6%


__________________
* Represents less than 1% of the outstanding shares.

<F1>  Computed on the basis of 10,486,782 shares of Common Stock outstanding plus, in the case of any person deemed to own shares of Common Stock as a result of owning options to purchase such securities exercisable within 60 days or Preferred Stock presently convertible into shares of Common Stock by the record owner, the additional shares of Common Stock which would be outstanding upon such exercise, purchase or conversion by such person. For a discussion of the voting and investment powers with respect to shares of Preferred Stock, including the voting of allocated and unallocated shares, see the description of the ESOP starting on page 17 of this Proxy Statement.

<F2> Represents shares of Preferred Stock held by the ESOP and allocated to the account of the individual named in the table, over which such individual has voting control.

<F3>  Includes 115,000 shares of Common Stock which may be
purchased by Mr. Hirsch upon exercise of options and 38,452 shares of Preferred Stock held by the ESOP and allocated to Mr. Hirsch's account.

<F4>  Includes 20,000 shares of Common Stock which may be purchased by Dr. Hoadley upon exercise of options. Dr. Hoadley is not a participant in the ESOP.

<F5>  Includes 20,000 shares of Common Stock which may be purchased by Mr. Merriam upon exercise of options. Mr. Merriam is not a participant in the ESOP.

<F6>  Represents 20,000 shares of Common Stock which may be
purchased by Mr. Pagel upon exercise of options. Mr. Pagel is not a participant in the ESOP.

<F7>  Includes 130,000 shares of Common Stock which may be
purchased by Mr. Tidball upon exercise of options and 44,879 shares of Preferred Stock held by the ESOP and allocated to Mr. Tidball's account.

<F8>  Represents 20,000 shares of Common Stock which may be
purchased by Mr. Bess upon exercise of options and 24,555 shares of Preferred Stock held by the ESOP and allocated to Mr. Bess' account.

<F9>  Represents 20,000 shares of Common Stock which may be
purchased by Mr. Goodrich upon exercise of options and 25,733 shares of Preferred Stock held by the ESOP and allocated to Mr.
Goodrich's account.

<F10>  Includes 30,000 shares of Common Stock which may be
purchased by Mr. Peary upon exercise of options and 27,505 shares of Preferred Stock held by the ESOP and allocated to Mr. Peary's account.

<F11>  Includes 465,500 shares of Common Stock which may be
purchased by members of the Board of Directors and executive officers upon exercise of options and approximately 278,499 shares of Preferred Stock held by the ESOP and allocated to the accounts of certain executive officers.

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

      As of the date of this report the directors and executive officers of PLM International (and key executive officers of its subsidiaries) are as follows:

Name                       Age            Position
   <     . . . . . .
J. Alec Merriam. . .       59             Director, Chairman of the
                                          Board, PLM International,
                                          Inc.; Director, PLM Financial
                                          Services, Inc.
Allen V. Hirsch. . .       40             Director, Vice Chairman of the
                                          Board, Executive Vice
                                          President of PLM
                                          International, Inc.; Director
                                          and President, PLM Financial
                                          Services Inc.; President, PLM
                                          Securities Corp.
Walter E. Hoadley          77             Director, PLM International,
                                          Inc.
Robert L. Pagel. . .       57             Director, Chairman of the
                                          Executive Committee, PLM
                                          International, Inc.; Director,
                                          PLM Financial Services, Inc.
Robert N. Tidball          55             Director, President and Chief
                                          Executive Officer, PLM
                                          International, Inc.
J. Michael Allgood         45             Vice President of Finance and
                                          Chief Financial Officer, PLM
                                          International, Inc. and PLM
                                          Financial Services, Inc.
Robin L. Austin. . .       46             Vice President, Human
                                          Resources, PLM International,
                                          Inc.; Vice President, PLM
                                          Financial Services, Inc.
Stephen M. Bess. . .       46             President, PLM Investment
                                          Management, Inc.; Vice
                                          President, PLM Financial
                                          Services, Inc.
David J. Davis . . .       37             Vice President and Corporate
                                          Controller, PLM International,
                                          Inc.
Douglas P. Goodrich        47             Senior Vice President, PLM
                                          International, Inc.
Dirk Langeveld . . .       42             Senior Vice President, Marine
                                          Group, PLM Transportation
                                          Equipment Corporation
Steven O. Layne. . .       39             Vice President and General
                                          Manager, Air Group, PLM
                                          Transportation Equipment
                                          Corporation
Stephen Peary. . . .       45             Senior Vice President, General
                                          Counsel and Secretary, PLM
                                          International, Inc., PLM
                                          Financial Services, Inc., PLM
                                          Investment Management, Inc.,
                                          PLM Transportation Equipment
                                          Corporation; Vice President,
                                          PLM Securities Corp.

      J. Alec Merriam was appointed Chairman of the Board of Directors of PLM International in September 1990, having served as a director since February 1988. In October 1988 he became a member of the Executive Committee of the Board of Directors of PLM International. From 1972 to 1988 Mr. Merriam was Executive Vice President and Chief Financial Officer of Crowley Maritime Corporation, a San Francisco area-based company engaged in maritime shipping and transportation services. Previously, he was Chairman of the Board and Treasurer of LOA Corporation of Omaha, Nebraska, and served in various financial positions with Northern Natural Gas Company, also of Omaha.

      Allen V. Hirsch became Vice Chairman of the Board and a Director of PLM International in April 1989. He is Executive Vice President of PLM International and President of PLM Securities Corp. Mr. Hirsch became the President of PLM Financial Services, Inc. in January 1986 and President of PLM Investment Management, Inc. and PLM Transportation Equipment Corporation in August 1985, having served as a Vice President of PLM Financial Services, Inc. and Senior Vice President of PLM Transportation Equipment Corporation beginning in August 1984, and as a Vice President of PLM Transportation Equipment Corporation beginning in July 1982 and of PLM Securities Corp. from July 1982 to October 1, 1987. He joined PLM, Inc. in July 1981, as Assistant to the Chairman. Prior to joining PLM, Inc., Mr. Hirsch was a Research Associate at the Harvard Business School. From January 1977 through September 1978, Mr. Hirsch was a consultant with the Booz, Allen and Hamilton Transportation Consulting Division, leaving that employment to obtain his master's degree in business administration.

      Dr. Walter E. Hoadley joined PLM International's Board of Directors and its Executive Committee in September 1989. He served as a Director of PLM, Inc. from November 1982 to June 1984 and PLM Companies, Inc. from October 1985 to February 1988. Dr. Hoadley has been a Senior Research Fellow at the Hoover Institute since 1981. He was Executive Vice President and Chief Economist for the Bank of America from 1968 to 1981 and Chairman of the Federal Reserve Bank of Philadelphia from 1962 to 1966. Dr. Hoadley has served as a Director of Transcisco Industries, Inc. since February 1988.

      Robert L. Pagel was appointed Chairman of the Executive Committee of the Board of Directors of PLM International in September 1990, having served as a director since February 1988.
In October 1988 he became a member of the Executive Committee of the Board of Directors of PLM International. From June 1990 to April 1991 Mr. Pagel was President and Co-Chief Executive Officer of The Diana Corporation, a holding company traded on the New York Stock Exchange. He is the former President and Chief Executive Officer of FanFair Corporation which specializes in sports fan's gift shops. He previously served as President and Chief Executive Officer of Super Sky International, Inc., a publicly traded company, located in Mequon, Wisconsin, engaged in the manufacture of skylight systems. He was formerly Chairman and Chief Executive Officer of Blunt, Ellis & Loewi, Inc., a Milwaukee-based investment firm. Mr. Pagel retired from Blunt, Ellis & Loewi in 1985 after a career spanning 20 years in all phases of the brokerage and financial industries. Mr. Pagel has also served on the Board of Governors of the Midwest Stock Exchange.

      Robert N. Tidball was appointed President and Chief Executive Officer of PLM International in March 1989. At the time of his appointment, he was Executive Vice President of PLM International. Mr. Tidball became a director of PLM International in April, 1989 and a member of the Executive Committee of the Board of Directors of PLM International in September 1990. Mr. Tidball was Executive Vice President of Hunter Keith, Inc., a Minneapolis-based investment banking firm, from March 1984 to January 1986. Prior to Hunter Keith, Inc., he was Vice President & General Manager and Director of North American Car Corporation, and Director of the American Railcar Institute and the Railway Supply Association.

      J. Michael Allgood was appointed Vice President of Finance and Chief Financial Officer of PLM International in October 1992. Between July 1991 and October 1992, Mr. Allgood was a consultant to various private and public sector companies and institutions specializing in financial operational systems development. In October 1987, Mr. Allgood cofounded Electra Aviation Limited and its holding company, Aviation Holdings Plc of London where he served as Chief Financial Officer until July 1991. Between June 1981 and October 1987, Mr. Allgood served as a First Vice President with American Express Bank, Ltd. In February 1978, Mr. Allgood founded and until June 1981, served as a director of Trade Projects International/Philadelphia Overseas Finance Company, a joint venture with Philadelphia National Bank. From March 1975 to February 1978, Mr. Allgood served in various capacities with Citibank, N.A.

      Robin L. Austin is Vice President, Human Resources of PLM International. Ms. Austin became Vice President, Human Resources of PLM Financial Services, Inc. in February 1984, having served in various capacities with PLM Investment Management, Inc., including Director of Operations, since February 1980. From June 1970 to September 1978, Ms. Austin served on active duty in the United States Marine Corps. She is currently a Colonel in the United States Marine Corps. Reserves.

      Stephen M. Bess was appointed President of PLM Investment Management, Inc. in August 1989, having served as Senior Vice President of PLM Investment Management, Inc. beginning in February 1984 and as Corporate Controller of PLM Financial Services, Inc. beginning in October 1983. Mr. Bess served as Corporate Controller of PLM, Inc., beginning in December 1982. Mr. Bess was Vice President-Controller of Trans Ocean Leasing Corporation, a container leasing company, from November 1978 to November 1982, and Group Finance Manager with the Field Operations Group of Memorex Corp., a manufacturer of computer peripheral equipment, from October 1975 to November 1978.

      David J. Davis was appointed Vice President and Controller of PLM International in January 1994. From March 1993 through January 1994, Mr. Davis was engaged as a consultant for various firms, including PLM International. Prior to that Mr. Davis was Chief Financial Officer of LB Credit Corporation in San Francisco from July 1991 to March 1993. From April 1989 to May 1991, Mr. Davis was Vice President and Controller for ITEL Containers International Corporation which is located in San Francisco. Between May 1978 and April 1989, Mr. Davis held various positions with Transamerica Leasing Inc. in New York, including that of Assistant Controller for its rail leasing division.

      Douglas P. Goodrich was appointed Senior Vice President of PLM International in March 1994. Mr. Goodrich was appointed Vice President, Rail Group, of PLM Transportation Equipment Corporation in July 1989, and President of PLM Railcar Management Services,
Inc. in September 1992. Mr. Goodrich was an Executive Vice President of G.I.C. Financial Services Corporation, a subsidiary of Guardian Industries Corp. of Chicago, Illinois from December 1980 to September 1985.

      Dirk Langeveld was appointed Vice President of PLM Transportation Equipment Corporation's Marine Division in June 1990 and Senior Vice President, Marine Group in January 1991. Mr. Langeveld was Executive Vice President, Chief Operating Officer, and a Director of Marine Transport Lines from 1987 to 1990. From 1977 to 1987 Mr. Langeveld was employed by Stolt Tankers and Terminals Inc. in a variety of executive positions in the United States and the Far East.

      Steven O. Layne was appointed Vice President and General Manager, Air Group, PLM Transportation Equipment Corporation in November 1992. Mr. Layne was its Vice President, Commuter and Corporate Aircraft beginning in July 1990. Prior to joining PLM, Mr. Layne was the Director, Commercial Marketing for Bromon Aircraft Corporation, a joint venture of General Electric Corporation and the Government Development Bank of Puerto Rico. Mr. Layne is a major in the United States Air Force Reserves and Senior Pilot with 13 years of accumulated service.

      Stephen Peary was appointed Senior Vice President, Secretary and General Counsel of PLM International in March 1994. Mr. Peary served as Vice President, Secretary and General Counsel of PLM International beginning in February 1988. Mr. Peary was Assistant General Counsel of PLM Financial Services, Inc. from August 1987 through January 1988. Previously, Mr. Peary was engaged in the private practice of law in San Francisco. Mr. Peary is a graduate of the University of Illinois, Georgetown University Law Center, and Boston University (Masters of Taxation Program).

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

      The Board of Directors currently consists of five directors and is divided into three classes. Each director is elected to a three-year term. The current Class I directors are Messrs. Hoadley and Tidball. The current Class II directors are Messrs. Merriam and Pagel. The current Class III director is Mr. Hirsch.

      At the Annual Meeting, two directors will be elected. The term of the current Class I directors expires at the Annual Meeting, and the terms of the Class II and Class III directors will expire at subsequent annual meetings. The Company's nominees for director are Walter E. Hoadley and Robert N. Tidball, who are presently serving as Class I directors of PLM International. Mr. Tidball is also presently serving as the President and Chief Executive Officer of the Company.

      The Company's nominees have consented to be nominated and to serve if elected. If the nominees become unavailable for election, the proxy will be voted for such other persons, if any, as the Board of Directors may designate.

      The two nominees for election as directors who receive the highest number of votes therefor at the Annual Meeting shall be elected as directors. The holders of a majority of the shares of Common Stock and Preferred Stock, voting together, issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Votes at the Annual Meeting will be tabulated by one or more independent inspectors of election appointed by the company. Abstentions and votes withheld by brokers in the absence of instructions from street-name holders (broker non-votes) will be included in the determination of shares present at the Annual Meeting for purposes of determining a quorum. Abstentions will be counted towards the tabulation of votes cast on proposals submitted to shareholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.

      For a discussion of the voting of shares of Preferred Stock, including the voting of allocated and unallocated shares, see the description of the ESOP starting on page 17 of this Proxy
Statement.

INFORMATION CONCERNING DIRECTORS

      The Company's Board of Directors held ten meetings in 1993 and, to date, has held four meetings in 1994. Each of the directors serving on the Board attended at least 75% of (i) the total number of meetings of the Board of Directors held in 1993 and (ii) the total number of meetings held by all committees of the Board on which such Directors served.

      Among the seven committees of the Board of Directors are an Executive Committee, an Audit Committee, a Compensation Committee, a Conflicts Committee and a Nominating Committee.

      The Executive Committee consists of Mr. Pagel - Chairman, Dr. Hoadley, Mr. Merriam and Mr. Tidball. The Executive Committee, which was formed in October 1988, may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, subject to the limitations prescribed by the Board of Directors, the by-laws of the Company and Delaware law. The Executive Committee met twice during 1993 and has not met to date in 1994.

      The Audit Committee consists of Mr. Merriam - Chairman, Dr. Hoadley and Mr. Pagel. The Audit Committee was formed in February 1988 to recommend the appointment and compensation of the independent auditors, approve professional services provided by the auditors, and review the scope of the annual audit and the auditors' report to management, and to review financial statements and internal accounting controls. The Audit Committee met once in 1993 and has not met to date in 1994.

      The Compensation Committee consists of Mr. Pagel - Chairman and Mr. Merriam. The Compensation Committee was formed in February 1988 to review all compensation programs, policies and practices, including salaries, incentives, stock options and stock purchase programs, and to make recommendations to the Board regarding the salary of all corporate officers and certain key employees. The Compensation Committee met once in 1993 and has met once to date in 1994.

      The Nominating Committee was established in September 1990 to investigate and make recommendations to the Board of Directors for nominees to the Board and to the Board's committees. The Nominating Committee consists of Mr. Tidball - Chairman, Mr. Merriam and Mr. Pagel. The Nominating Committee met once in 1993 and has met once to date in 1994. The Nominating Committee will consider nominees to the Board of Directors recommended by security holders upon submission of the names of such nominees and such other information as requested by the Nominating Committee in accordance with the Company's by-laws.

CERTAIN BUSINESS RELATIONSHIPS

      On February 1, 1988, Transcisco acquired approximately 35.7% of the Company's outstanding Common Stock pursuant to the exchange of all of the stock of certain of Transcisco's subsidiary corporations, including PLM Financial Services, Inc. and PLM Railcar Management Services, Inc. Transcisco also received $5 million in cash and a subordinated promissory note for $5 million. No principal payments have been made on this note as of the date of this Proxy Statement. Interest in the amount of $737,500 was accrued and paid in 1993 pursuant to the terms of the note. To the extent the Company prepays the outstanding balance of its senior secured indebtedness in an amount of $18 million out of the proceeds of subordinated debt or capital stock issued by the Company, the Company is obligated to use such proceeds in excess of the $18 million to retire the $5 million owed to Transcisco on a dollar-for-dollar basis with a similarly situated $3 million subordinated note. In July 1991, Transcisco filed a petition for reorganization in the United States Bankruptcy Court. On October 20, 1993, the Bankruptcy Court issued an order confirming a joint plan of reorganization (the "Plan") in Transcisco's Chapter 11 bankruptcy case. Under the Plan, in consideration for a release by Transcisco's bondholders of all claims against Transcisco, Transcisco will transfer to Securities Holdings, L.P., a California limited partnership that will act as the bondholders' representative, the 3,367,367 shares of Company Common Stock owned by Transcisco and a $5 million subordinated note from the Company (the "PLMI Note"). Transcisco will retain a 40% interest in the PLMI Note. As of the date of this Proxy Statement, the foregoing transactions had not been completed.

      During the year ended December 31, 1993, PLM Financial
Services, Inc. ("FSI"), a subsidiary of the Company, and other
Company affiliates, on behalf of certain partnerships and for their own accounts, paid a total of approximately $543,463 to Transcisco and its affiliates for replacement railcar wheels, and for maintenance, repair, modification, and cleaning of railcars.

COMPENSATION OF DIRECTORS

      Each nonemployee director of the Company (Messrs. Hoadley, Merriam and Pagel) receives a monthly retainer of $1,000 and a per meeting fee of $1,000 for meetings attended in person ($250.00 for meetings attended by telephone). Each nonemployee director of the Company who is a member of the Executive Committee of the Board of Directors (Messrs. Hoadley, Merriam and Pagel) receives a monthly retainer of $1,000 and a per meeting fee of $1,000 for meetings attended in person ($250.00 for meetings attended by telephone). In addition, Mr. Merriam, as Chairman of the Board of Directors, receives a monthly retainer equal to $7,500, and Mr. Pagel, as Chairman of the Executive Committee, receives a monthly retainer equal to $6,000.

      Each nonemployee director of the Company received stock option grants under the Directors' 1992 Non- qualified Stock Option Plan (the "Directors' Plan"). Only nonemployee directors of the Company are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986.

      Option grants under the Directors' Plan are nondiscretionary. On October 28, 1992, each member of the Company's Board of Directors who is not an employee of the Company, was granted under the Directors' Plan, an option to purchase 20,000 shares of Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is $2.00 per common share. The fair market value of the Common Stock on the date of grant was $1.75 per share. Options granted under the Directors' Plan vest pro rata over a three-year period. Generally, vested options held by a nonemployee director who ceases to be a director of the Company may be exercised within six months after ceasing to be a director. The options expire on March 31, 1998.

      As of the date of this Proxy Statement, 20,000 options were exercisable under the Directors' Plan. However, no options have been exercised.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth for the fiscal years ended December 31, 1993, 1992 and 1991, a summary of compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of its four other most highly compensated executive officers at December 31, 1993:







                    (This space intentionally left blank.)

SUMMARY COMPENSATION TABLE

                  Annual Compensation<F1>

Name
and
Principal
Position                Year        Salary($)         Bonus<F2>
Robert N. Tidball       1993        $260,000          $100,000
President, Chief        1992         200,000            95,000
Executive Officer       1991         180,000           195,000

Allen V. Hirsch         1993         220,000           100,000
Executive Vice          1992         167,500            85,000
President and           1991         150,000           170,000
Director

Stephen Peary           1993         150,000            50,000
Senior Vice             1992         120,800            25,000
President and           1991         110,000            60,000
Secretary

Douglas P. Goodrich     1993         125,000            35,000
Senior Vice             1992         115,250            30,000
President               1991         112,000            75,000

Stephen M. Bess         1993         120,000            40,000
President, PLM          1992         108,000            35,000
Investment              1991         105,000            50,000


                  Long Term Compensation

Name                                Securities
and                                 Underlying        All Other
Principal                           Options/          Compensation
Position                Year        SARS (#)<F3>      ($)<F4>
Robert N. Tidball       1993        ---               $113,873
President, Chief        1992        130,000             85,577
Executive Officer       1991        ---

Allen V. Hirsch         1993        ---                102,026
Executive Vice          1992        115,000             71,838
President and           1991        ---
Director

Stephen Peary           1993        ---                 71,379
Senior Vice             1992         30,000             51,793
President and           1991        ---
Secretary

Douglas P. Goodrich     1993        ---                 63,076
Senior Vice             1992         20,000             49,902
President               1991        ---

Stephen M. Bess         1993        ---                 60,407
President, PLM          1992         20,000             47,299
Investment              1991        ---
Management, Inc.
____________________________

<F1>  Amounts shown do not include the cost to the Company of personal benefits the value of which did not exceed 10 percent of the aggregate salary and bonus compensation for each named executive officer.

<F2>  Bonus compensation reflects amount earned in designated year, but paid in the immediate subsequent year.

<F3>  Granted effective September 25, 1992 pursuant to the Company's shareholder-approved 1988 Management Stock Compensation Plan.
Exercise price $2.00 per common share.  Three-year vesting.

<F4>  Includes the following compensation for 1993 only:
                                                      Company paid
                          Fair market value of        premiums for
                           ESOP allocations           term life insurance
Robert N. Tidball             $  113,212              $  661
Allen V. Hirsch                  101,365                 661
Stephen Peary                     70,718                 661
Douglas P. Goodrich               62,415                 661
Stephen M. Bess                   59,746                 661
Total fair market value
    of ESOP allocations       $3,436,739


   Fair market value of 1992 and 1993 ESOP allocations was determined using the most recent valuation of Preferred Stock completed by an independent outside consultant as of 12/31/92.

STOCK OPTION GRANTS AND EXERCISES

      There were no exercises of options by, or grants of options to, any named executive officer in 1993. The following table sets forth certain information, based on market value of the Company's Common Stock on December 31, 1993, with respect to stock options held by each of the named executive officers as of such date:

FISCAL YEAR END OPTION VALUES


                              Number of         Number of
                              Securities        Securities
                              Underlying        Underlying
                              Unexercised       Unexercised
                              Options at        Options at
                              December 31,      December 31,
                                 1993              1993

                              Exercisable/      Exercisable/
Name                          Unexercisable     Unexercisable<F1>
Robert N. Tidball             43,333/86,667     $5,417/$10,833
Allen V. Hirsch               38,333/76,667     $4,792/$9,583
Stephen Peary                 10,000/20,000     $1,250/$2,500
Douglas P. Goodrich           6,666/13,334      $833/$1,667
Stephen M. Bess               6,666/13,334      $833/$1,667
____________________________________

<F1>  All options have an exercise price of $2.00.  Market value of
Common Stock at December 31, 1993 close $2.125.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

      The Company has entered into Employment Agreements (the "Employment Agreements") with the Chief Executive Officer, each of its four other most highly compensated executive officers and others (each a "Contract Employee"). The Employment Agreements are designed to encourage Contract Employees to remain in the employ of the Company and to reinforce their continued attention and dedication to their duties in the event of an unsolicited attempt to take over control of the Company. The Employment Agreements have terms of one, two or three years from the date on which they were entered into (the "Original Term") and are automatically extended one additional year on each succeeding anniversary thereof unless earlier terminated by the Company or the employee. Each Employment Agreement contains provisions governing salary, bonus and participation in Company benefit plans, and provides in certain events for payments to the Contract Employee upon termination of his or her employment with the Company. In addition, each Employment Agreement includes a covenant not to solicit the Company's customers or otherwise compete against the Company for a period of time after termination of employment.

      If, after a change in control occurs, the Company terminates a Contract Employee other than for cause or if the employee terminates his or her employment for good reason, then the Company is required to pay the Contract Employee the sum of (i) the employee's annual base compensation rate then in effect multiplied by the number of years in the Original Term (up to 2.99 years),
(ii) an amount equal to the greater of the amount paid and/or payable to or due the Contract Employee under the Company's bonus or incentive plans (a) for the Company's fiscal year prior to the fiscal year of any change in control or (b) for the immediately preceding fiscal year, multiplied by the number of years in the Original Term (up to 2.99 years) and (iii) all other cash benefits due the Contract Employee.

      In addition, if following a change in control, the Contract Employee terminates his or her employment for good reason (including, without limitation, any demonstrable and material diminution of the compensation, duties, responsibilities, authority or powers of the Contract Employee), all options to purchase stock of the Company granted to such Contract Employee immediately become fully vested and any restrictions on the exercise of such options lapse.

      For purposes of the Employment Agreements, a change in control is defined to include, among other things, (i) any Person acquiring Beneficial Ownership (as defined in the Employment Agreements) of 36% or more of the combined voting power of the Company's securities, (ii) any Person who did not have Beneficial Ownership of 5% or more of the voting power of the Company's securities on the date the Employment Agreement was entered into acquiring Beneficial Ownership of more than 15% of such voting power or (iii) a change in the Board of Directors of the Company due to proxy solicitations or other actions to influence voting at a meeting of stockholders of the Company by a Person who has Beneficial
Ownership of 5% or more of the voting power of the Company, and which causes the Continuing Directors (as defined below) to cease to be a majority of the Board, unless such event(s) have been approved by a majority of the Continuing Directors.

      "Continuing Directors" are (a) those who were directors on the date the Employment Agreement was entered into, (b) those who were appointed or recommended for election by a majority of those who were directors on such date, or (c) those who were appointed or recommended by a majority of those directors described in (a) and
(b) above.

      The Employment Agreements are structured so that no excess payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, will be made to any Contract Employee pursuant to the Employment Agreements. If a change in control occurred on the date hereof and the employment of the Contract Employees was immediately terminated without cause, based on certain assumptions, the following would be the present value of post-employment compensation benefits provided under the Employment Agreements to the following named executive officers: Mr. Tidball, $1,106,300; Mr. Hirsch, $986,700; Mr. Peary, $627,900; Mr.
Goodrich, $642,850; and Mr. Bess, $493,350.








                    (This space intentionally left blank.)

      The following table sets forth certain information regarding annual benefits payable in specified compensation and years of service classifications under the Company's non-qualified supplemental retirement income plan:

PENSION BENEFITS

Average Annual                           Credited Years of Service<F3>
  Compensation                     Annual Payout to be Received
During Last                            in Each of Five Years
Five Years of                     Following later Termination of
Employment<F1><F2>                 Employment or Attainment of Age 60


                          5                      10                    15
60,000               $ 15,000               $ 30,000               $45,000

100,000                25,000                 50,000                75,000

140,000                35,000                 70,000               105,000

180,000                45,000                 90,000               135,000

220,000                55,000                110,000               165,000

260,000                65,000                130,000               195,000

300,000                75,000                150,000               225,000

400,000               100,000                200,000               300,000
_________________________________

<F1>   The Company's shareholder-approved non-qualified
supplemental retirement income plan provides that an executive participating in the plan is generally entitled to receive for a period of 60 months, commencing upon the later of attainment of age 60 or termination of employment, an amount equal to the product of
(i) 5%, (ii) number of years of employment with PLM International, its affiliates or predecessors (up to a maximum of 15 years) and
(iii) average monthly base compensation during the most recent consecutive months of employment (not to exceed 60) preceding termination of employment. Obligations under the plan are being funded by insurance policies on the lives of the participants. For purposes of computing benefits under the plan, compensation includes only salaries and wages and does not include directors' fees or bonuses. Benefits payable are not subject to any deduction for Social Security or other offset amounts. The annual base compensation 60-month averages at 12/31/93 for the named executive officers equalled: Mr. Tidball, $199,500; Mr. Hirsch, $167,500; Mr. Peary, $116,917; Mr. Goodrich, $109,892; and Mr. Bess, $105,500.

<F2>   Benefits under the plan generally vest over a five-year
period. Vesting is accelerated immediately to 100% in the event of a change in control of the Company. The Board of Directors has discretion to accelerate the date for making payments under the plan in the event of a change in control.

<F3>   Years of credited service for named executive officers who participate in the plan are as follows:
                       Years
Robert N. Tidball               8
Allen V. Hirsch                12
Stephen Peary                   6
Douglas Goodrich                6
Stephen M. Bess                12

COMPENSATION COMMITTEE REPORT<F1>

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for advising and recommending to the Board of Directors of the Company policies governing employee compensation and the Company's employee benefit plans, including its 1988 Management Stock Compensation Plan, and determining the compensation of the Company's executive officers, subject to review by the disinterested members of the Board of Directors. The Committee evaluates the performance of management and determines compensation polices and levels. The disinterested members of the Board of Directors review the Committee's recommendations regarding the compensation of executive officers.

     The Company's executive compensation programs are designed to attract and retain executives capable of leading the Company to meet its business objectives and to motivate them to enhance long-term shareholder value. Compensation for the Company's executive officers consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives and stock option grants. These elements are designed to operate on an integrated basis and together comprise total compensation value.

     It is the Compensation Committee's belief that none of the Company's executive officers will be affected by the provisions of
Section 162(m) of the Internal Revenue Code which limits the deductibility of certain executive compensation during 1994. Therefore, the Committee has not adopted a policy as to compliance with the requirements of Section 162(m).

Base Salary

     Base salary levels of the Company's key executives are largely determined through comparison with comparable companies in the San Francisco Bay Area. Salary information about comparable companies is reviewed by reference to public disclosures and published surveys. In addition, the Committee from time to time obtains information about comparable salary levels from outside compensation consultants.

     The companies included in the salary comparisons are generally not the same as the companies included in the index in the stock performance graph included in this proxy statement. The Compensation Committee believes that the Company's most direct competitors for executive talent in the San Francisco Bay Area are not necessarily the same companies to which the Company would be compared for stock performance purposes.

     For fiscal 1993, base salaries of the Company's executive officers (other than the Chief Executive Officer ("CEO")) were set to approximate the 75th percentile of the survey data. The base salary of the CEO was set to approximate the 50th percentile of the survey data.

[FN]
<F1>   The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1993, as amended, or the Securities Exchange Act of 1934, as amended.

Annual Cash Incentives

     The annual cash incentive is designed to provide a short-term (one-year) incentive to executive officers. The cash incentive is paid from a single bonus pool established by the Compensation Committee at the beginning of each year based on a targeted level of profitability. The Committee retains the right to increase or decrease the size of the bonus pool during the year. Payment of cash incentives is not contingent on the Company's meeting the targeted level of profitability, which level was not met during 1993.

     Incentive awards for the Company's key executives (other than the CEO) are based on the achievement of predetermined individual performance goals. Specific individual goals for each executive are established at the beginning of the year by the CEO and are tied to the functional responsibilities of each executive. Individual goals may include objective and subjective factors, such as improving the performance of assets managed by the executive, successful acquisitions or sales, management of operating expenses, development of leadership skills and personal training and education. No specific weights are assigned to the individual goals. In fiscal 1993, certain of the individual performance targets were met. The Summary Compensation Table shows, under the caption "Bonus," incentive awards for the named executive officers for 1993.

     In establishing the annual cash incentive for the CEO, the Compensation Committee considers the performance of the Company and the CEO, including his leadership and effectiveness in dealing with major corporation problems and opportunities. While overall corporate performance, in particular stock price performance, are taken into account, the incentive award for the CEO is primarily determined by a subjective account of his individual performance. The Summary Compensation Table shows, under the caption "Bonus," the incentive award for the CEO in 1993.

Stock Options

     Stock options are designed to provide long-term (ten-year) incentives and rewards tied to the price of the Company's common stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's annual executive compensation program. The Committee has not established any target level of ownership of Company Common Stock by the Company's officers. However, accumulation and retention of shares of Company stock by officers is encouraged.

     During 1993, no awards of stock options were made to the named executive officers, including the CEO.


     J. ALEC MERRIAM          ROBERT L. PAGEL

     The Members of the Compensation Committee








                    (This space intentionally left blank.)

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

      The following performance graph compares the performance of the Company's common stock to the S&P 500 Index and the Russell 2000 Index, an index of small market capitalization companies. The graph assumes that the value of the investment in the Company's common stock and each index was $100 on December 31, 1988; and that all dividends were reinvested. All year references are to December 31 of the applicable year.

      The graph shows the following value:

      PLM         S & P 500   Russell 2000

1989  115           132          116
1990   75           128           94
1991   51           166          137
1992   31           179          162
1993   36           197          193

      The Company is an equipment leasing company specializing in the management of equipment on operating leases domestically and internationally. Its portfolio of owned and managed equipment primarily consists of diversified transportation equipment and includes marine vessels, aircraft, trailers/tractors, railcars/locomotives, marine containers, mobile offshore drilling units and storage vaults. No issuers are leasing similar portfolios of diversified transportation equipment on operating leases. Therefore, the Company believes it cannot reasonable identify a peer group and has used an index composed of companies with similar market capitalizations.

EMPLOYEE STOCK OWNERSHIP PLAN

      The Board of Directors of PLM International established the ESOP on August 21, 1989, effective as of August 17, 1989 (the "Effective Date"). The ESOP is designed to provide benefits to eligible employees of PLM International and its participating subsidiaries through investment in the Preferred Stock. PLM International receives tax deductions for dividends paid on the shares of Preferred Stock held by the ESOP and for PLM International's contributions to the ESOP. Generally, all employees of PLM International and its participating subsidiaries who are United States citizens and who either participated in PLM International's profit sharing plan immediately prior to the Effective Date or have satisfied certain age and service requirements are entitled to participate in the ESOP as of the Effective Date.

      Contributions made to the ESOP by PLM International are held by the ESOP's trustee, State Street Bank and Trust Company (the "Trustee"), in trust for the benefit of ESOP participants. Such contributions are principally used to repay debt incurred in the purchase of the Preferred Stock.

      The ESOP is qualified as an employee stock ownership plan within the meaning of the Internal Revenue Code of 1986 (the "Code"). Section 415 of the Code limits PLM International's maximum annual contributions to the ESOP to approximately $2,098,155 (based on current compensation levels).

      On August 21, 1989, the Trustee purchased 4,923,077 newly-issued shares of the Preferred Stock on behalf of the ESOP for an aggregate purchase price of $64,000,001 ($13.00 per share). The Trustee obtained the funds to purchase the Preferred Stock from (i) an initial contribution of $345,007 made by PLM International to the ESOP (the "Initial Contribution") and (ii) a loan in the amount of $63,654,994 made by PLM International to the ESOP (the "ESOP Loan"). PLM International originally obtained the funds necessary to make the ESOP Loan through a borrowing from a commercial bank (the "Bank") as described below (the "Bank Loan").

      Shares of Preferred Stock acquired by the ESOP with the proceeds of the ESOP Loan were placed in a suspense account and are released from such suspense account at the end of each ESOP plan year based on the ratio that payments of principal and interest on the ESOP Loan during such plan year bear to the total principal and estimated interest payments scheduled to be made under the ESOP Loan. Shares of Preferred Stock released from the suspense account for each plan year are allocated among ESOP participants in accordance with the ratio that their respective base salary for such plan year bears to the aggregate base salary of all participants for such plan year. At December 31, 1993, 1,312,487 shares of Preferred Stock were allocated to ESOP participants.

      A participant is fully vested in the shares of Preferred Stock or other assets allocated to his account if the participant reaches the age of 62 while employed by PLM International or if the participant's employment is terminated due to death or disability. If a participant's employment terminates for reasons other than those described in the preceding sentence, the participant will have a vested interest in his or her account determined in accordance with the ESOP's vesting schedule. Such schedule provides that a participant's account balance will be 10% vested after the completion of two years of service, 20% vested after the completion of three years of service, 40% vested after the completion of four years of service, 60% vested after the completion of five years of service, 80% vested after the completion of six years of service and 100% vested after the completion of seven years of service. For purposes of the ESOP, "service" includes service with PLM International, its predecessors and certain affiliates prior to the Effective Date.

      Distributions to participants of vested account balances are generally made in shares of Preferred Stock, which, upon distribution, automatically convert into shares of Common Stock. Such distributions generally will commence within 60 days after the end of the plan year in which the participant retires or terminates his or her employment by reason of death or disability. If the participant terminates his or her employment for other reasons, the distribution of his or her vested benefits generally will commence within 60 days after the end of the third plan year following the plan year in which such termination of employment occurs. In any such case, the non-vested portion, if any, of the participant's account balance will be forfeited and allocated to the accounts of other participants. In the event that the vested account balance of a terminated participant who has not reached age 62 exceeds $3,500, the distribution rules described above (except to the extent applicable to distributions upon a participant's death) are only applicable if the participant so elects. Absent such an election, the distribution will commence within 60 days after the end of the plan year in which the participant reaches age 62.

      When certain diversification requirements contained in the Code become operative, certain employees who have attained age 55 and completed 10 years of participation in the ESOP may elect to receive partial distributions while still employed by PLM
International or a participating subsidiary.

      The ESOP provides that the Trustee shall vote vested and nonvested shares of Preferred Stock allocated to a participant's account as directed by such participant. The Trustee will exercise its independent discretion in determining whether to vote any unallocated shares, plus any allocated shares as to which it has not received directions, in the same proportions as the allocated directed shares. The Trustee is required to keep confidential all participant directions as to voting.

      In the event PLM International is the subject of a tender offer, the Trustee is required to seek confidential written instructions from each participant as to whether the shares of Preferred Stock allocated to such participant's account, whether vested or not, should be tendered. Any unallocated shares will be tendered or not tendered by the Trustee in the same proportion as allocated shares are tendered or not tendered. Any participant who does not instruct the Trustee as to whether or not to tender the shares allocated to his or her account will, under the terms of the ESOP, be deemed to have instructed the Trustee not to tender such shares.

      The Preferred Stock purchased by the Trustee has a stated value of $13.00 and has a fixed dividend rate of $1.43 per annum. Dividend payments, if and when declared by the Board of Directors of PLM International, are payable semiannually on February 21 and August 21 of each year. Each holder of a share of Preferred Stock is presently entitled to one vote per share of Preferred Stock (subject to certain antidilution adjustments) voting together with the Common Stock on all matters presented to the shareholders of PLM International. In addition, the affirmative vote of at least two-thirds of the holders of the Preferred Stock, voting separately as a class, is required to authorize any class of preferred stock (or to increase the number of shares of such class of preferred stock) ranking senior to the Preferred Stock and to authorize any amendment to PLM International's Certificate of Incorporation (including amendments in connection with a merger) which would adversely affect the rights, privileges, powers or preferences of the Preferred Stock.

      The Preferred Stock is redeemable by PLM International at any time after August 21, 1992 at a premium to the stated value which premium decreases according to the schedule set forth in the Certificate of Designations for such Preferred Stock. In addition, the Preferred Stock is redeemable by PLM International if (a) a change in current federal income tax law occurs which (i) precludes PLM International from deducting dividends paid on the Preferred Stock held by the ESOP under Section 404(k) of the Code or (ii) prevents the bank loan (the "Bank Loan") (or any loan used to refinance the Bank Loan) from qualifying for the 50% interest exclusion under Section 133 of the Code, or (b) the ESOP is determined not to be a "qualified plan" by the Internal Revenue Service.

      Shares of Preferred Stock shall be issued only to the Trustee and may be held only by the Trustee (or any successor trustee). In the event of any transfer of any shares of Preferred Stock to any person other than the then acting Trustee, and (as described above) in the event of any distribution thereof to any ESOP participant, such transferred shares of Preferred Stock shall be automatically converted into Common Stock.

      Financing for the transaction was provided to the ESOP by PLM International in the form of a cash contribution of $345,007 and a loan of $63,654,994. PLM International obtained the funds to loan to the ESOP through a borrowing of $63,654,994 from a bank. There is presently $50,280,000 outstanding on the Bank Loan.

      PLM International has the right to prepay the Bank Loan at any time without a penalty and is required to repay the Bank Loan upon the termination or suspension of the ESOP.

      On December 16, 1991, the Bank Loan agreement (the "Loan Agreement") was amended to provide participation in the Bank Loan by three banks (the "Banks"). PLM International has deposited an amount equal to the balance outstanding as cash collateral for the loan. Upon refinancing of the Bank Loan, PLM International intends to use the present existing cash collateral for general corporate purposes.

      The Loan Agreement has certain cross default provisions with the Company's other indebtedness. The Loan Agreement also provides that if, during the term of the Bank Loan, there should occur any changes in the facts or law as a result of which less than 50% of the interest payable to the Banks is excludable from the Banks' gross income for federal income taxation purposes, PLM International shall pay to the Banks an additional amount such that the net loan yield to the Banks after such changes in facts or law would be the same as the net loan yield to the Bank before such changes in facts or law. The Banks can require PLM International or its designated subsidiary to repurchase the promissory notes evidencing the Bank Loan in August 1995.

      The Bank Loan is a 15-year term loan and is repayable in 15 annual increasing principal payments due on August 21 of each year. The ESOP Loan has the same tenor and term structure as the Bank
Loan.

      PLM International will make contributions to the ESOP which, together with dividends paid on the Preferred Stock, will be sufficient for the ESOP to service the ESOP Loan.

      Certain administrative tasks relating to the ESOP are handled by a committee comprised of directors, officers and employees of PLM International. PLM International may amend or terminate the ESOP at any time.

INDEPENDENT AUDITORS

      Representatives of KPMG Peat Marwick, the Company's independent auditors, are expected to be present at the Annual
Meeting. They will be afforded an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

      Proposals from stockholders for the 1995 Annual Meeting must be received by the Company no later than December 23, 1994, to be included in the Company's Proxy Statement and form of proxy relating to the 1995 Annual Meeting. Such proposals should be directed to the attention of the Secretary, PLM International, Inc., One Market, Steuart Street Tower, Suite 900, San Francisco, California 94105.

OTHER BUSINESS

      The Board of Directors of the Company does not intend to present any other items of business at the Annual Meeting. The Board of Directors knows of no other items that are likely to be brought before the meeting except those set forth in the foregoing Notice of Annual Meeting of Stockholders.

                                    By Order of the Board of Directors



                                    STEPHEN PEARY
                                    Vice President, Secretary
                                    and General Counsel

San Francisco, California
April 26, 1994


      PLM International will provide without charge to each person furnished a copy of this Proxy Statement a copy of its Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, upon receipt of a written request therefor sent to the Secretary of PLM International, Inc., One Market, Steuart Street Tower, Suite 900, San Francisco, California 94105.